UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2018

Petrolia Energy Corporation

(Exact name of registrant as specified in its charter)

Texas	000-52690	86-1061005
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

710 N. Post Oak Rd., Ste. 512, Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 832-941-0011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 9, 2018, Bow Energy Ltd. (“Bow”), Petrolia Energy Corporation’s (the “Company’s”) wholly-owned subsidiary, entered into an Amended and Restated Loan Agreement with a third party (the “Loan Agreement” and the “Lender”). The Loan Agreement increased by $800,000 the amount of a previous loan agreement entered into between Bow and the Lender, to $1,530,000. The amount owed under the Loan Agreement ($1,530,000) accrues interest at the rate of 12% per annum (19% upon the occurrence of an event of default) and is due and payable on May 11, 2021, provided that the amount owed can be prepaid prior to maturity, beginning 60 days after the date of the Loan Agreement, provided that we give the Lender 10 days’ notice of our intent to repay and pay the Lender the interest which would have been due through the maturity date at the time of repayment. We are also required to make a payment of principal and interest in the amount of $50,818 per month towards the amount owed beginning on July 15, 2018. The Loan Agreement contains standard and customary events of default, including cross defaults under other indebtedness obligations of us and Bow, and the occurrence of any event which would have a material adverse effect on us or Bow.

The additional $800,000 borrowed in connection with the entry into the Loan Agreement can only be used by the Company for a future acquisition of oil and gas properties, which the Company is currently in discussions regarding, and will be secured by such assets, when/if the transaction closes. In the event the acquisition (or another mutually agreed upon acquisition), for any reason does not close, the $800,000 in additional funds are anticipated to be immediately repaid to the Lender.

In order to induce the Lender to enter into the Loan Agreement, we agreed to issue the Lender 500,000 shares of restricted common stock (the “Loan Shares”) and warrants to purchase 2,320,000 shares of common stock (the “Loan Warrants”), of which warrants to purchase (a) 320,000 shares of common stock have an exercise price of $0.10 per share in Canadian dollars, and expire on the date the Loan Agreement has been repaid; (b) 500,000 shares of common stock have an exercise price of $0.12 per share in U.S. dollars, and expires on May 15, 2021; and (c) 1,500,000 shares of common stock have an exercise price of $0.10 per share in U.S. dollars and expire on May 15, 2020.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Loan Agreement above in Item 1.01 is incorporated by reference into this Item 2.03 in its entirety.

Item 3.02 Unregistered Sales of Equity Securities.

 We claim an exemption from registration pursuant to Section 4(a)(2), Regulation S and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder in connection with the issuance and grant of the Loan Shares and Loan Warrants, since the foregoing issuances and grants did not involve a public offering, the recipient was (a) an “accredited investor”, (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act, and/or (c) a non-U.S. person. With respect to the transactions described above, no general solicitation was made either by us or by any person acting on our behalf. The transaction was privately negotiated, and did not involve any kind of public solicitation. No underwriters or agents were involved in the foregoing issuance and we paid no underwriting discounts or commissions. The securities sold are subject to transfer restrictions, and the certificates evidencing the securities contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Petrolia Energy Corporation

/s/ Tariq Chaudhary
Tariq Chaudhary CFO

Date: May 18, 2018